Exhibit 99



UNIVERSAL CORPORATION                                      NEWS
P.O. Box 25099                                             Phone:  (804)359-9311
Richmond, VA 23260                                         Fax:    (804)254-3584


Contact:                                                   Release:

     KAREN M. L. WHELAN                                       May 6, 1998
     (804)359-9311                                            6:00 P.M. EDT




              UNIVERSAL CORPORATION ANNOUNCES STOCK REPURCHASE AND
                               QUARTERLY DIVIDEND

         RICHMOND, VA  May 6, 1998/PRNEWSWIRE/----

         Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation announced that the company's Board of Directors has approved the repurchase of up to $100 million of Universal common stock. Mr. Harrell explained that improving shareholder value is a continuing objective of the company and that this step is one of a number of actions that the company has taken in response to record earnings and strong free cash flow. Other actions have included managing debt structure, increasing dividends, and significantly expanding the company's businesses. The authorized purchases may be made from time to time on the open market or in privately negotiated transactions at prices not exceeding prevailing market rates. Universal currently has approximately 35.3 million common shares outstanding.

         In other business, the Board declared a quarterly dividend of twenty-eight cents ($.28) per share on the common shares of the Company, payable August 3, 1998, to common shareholders of record at the close of business on July 13, 1998.

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1997, were approximately $4.1 billion.





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